Exhibit 99.1

Cerecor Enters Into $35 Million Debt Financing Agreement With Horizon Technology Finance

•An initial tranche of $20 million drawn at the loan closing
•Funds ongoing clinical development of key investigational product candidates
•Financing provides flexibility and extends runway through multiple clinical catalysts expected in 2021

ROCKVILLE, Md. and CHESTERBROOK, Pa., June 07, 2021 -- Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for rare and orphan diseases, today announced that it has entered into a debt financing agreement led by Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”) to provide up to $35.0 million in term loans.

“We are pleased to partner with Horizon, a leading specialty finance company that has an extensive history of supporting innovative life science companies,” said Michael Cola, Chief Executive Officer of Cerecor. “Over the course of 2021, we anticipate a number of important data readouts across our immunology, oncology, and rare genetic disorders product candidates. This transaction immediately strengthens and extends our financial resources to advance our clinical pipeline towards these key development milestones.”

Gerald A. Michaud, President of Horizon stated, “We are delighted to provide this financing to Cerecor and have confidence in the Company's business strategy. We look forward to watching the Company reach its critical development milestones for its orphan and rare disease therapies in the pipeline. This investment in Cerecor provides another example of our ability to finance life sciences companies through multiple stages of development and through various value inflection points.”

$20 million of the $35 million loan was funded upon closing. The remaining $15 million may be funded upon Cerecor achieving certain predetermined milestones. Each advance of the loan will be repaid in 42 monthly payments consisting of 18 monthly payments of interest only, followed by 24 monthly payments of principal and accrued interest, and will be payable monthly in arrears. The interest-only period may be extended to 24 months contingent upon Cerecor achieving certain milestones. In connection with the financing, Cerecor issued Horizon warrants to purchase up to 403,844 of its common shares at an exercise price of $2.60 per share. Proceeds will be used to support the ongoing clinical development of key investigational product candidates within its pipeline and for general working capital purposes.

Jefferies acted as exclusive arranger and financial advisor to Cerecor in this transaction.

Further information with respect to the debt financing agreement with Horizon will be contained in a Current Report to be filed on Form 8-K by Cerecor with the Securities and Exchange Commission.

About Cerecor

Cerecor is a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for rare and orphan diseases. The company is advancing its clinical-stage pipeline of innovative therapies that address unmet patient needs within rare and orphan diseases. The company's rare disease pipeline includes CERC-801, CERC-802 and CERC-803, which are in development for congenital disorders of glycosylation and CERC-006, an oral mTORc1/c2 inhibitor in development for the treatment of complex lymphatic malformations. The company is also developing two monoclonal antibodies, CERC-002, and CERC-007. CERC-002 targets the cytokine LIGHT (TNFSF14) and is in clinical development for treatment of severe pediatric-onset Crohn's disease, and COVID-19 acute respiratory distress syndrome. CERC-007 targets the cytokine IL-18 and is in clinical development for the treatment of Still’s disease (adult onset Still’s disease (AOSD) and systemic juvenile idiopathic arthritis (sJIA)), and multiple myeloma (MM). CERC-006, 801, 802 and 803 have all received Orphan Drug Designation and Rare Pediatric Disease Designation, which makes all four eligible for a priority review voucher upon FDA approval.

For more information about Cerecor, please visit www.cerecor.com.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Portland, Maine, Austin, Texas, and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: drug development costs, timing and other risks, including reliance on investigators and enrollment of patients in clinical trials, which might be slowed by the COVID-19 pandemic; regulatory risks; Cerecor's cash position and the potential need for it to raise additional capital; general economic and market risks and uncertainties, including those caused by the COVID-19 pandemic; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries
Chris Brinzey
Westwicke, an ICR Company
chris.brinzey@westwicke.com
339-970-2843

or

Schond L. Greenway
Investor Relations
Chief Financial Officer
Cerecor Inc.
sgreenway@cerecor.com
610-522-6200

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